Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-41839 on Form N-1A of our reports dated August 11, 2026, relating to the financial statements and financial highlights of Fidelity Mid Cap Growth Index Fund, Fidelity Mid Cap Value Index Fund, and Fidelity SAI Enhanced Municipal Income Fund appearing on Form N-CSR of Fidelity Salem Street Trust for the year ended June 30, 2026, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” or “Independent Registered Public Accounting Firms” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 20, 2026